For Immediate Release: March 12, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Property Leased by Owens Corning in Concord, North Carolina

El Segundo, Calif. (March 12, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the closing of the 61,200 SF, Class “A,” single-story, light manufacturing building (the “Property”) in Concord, North Carolina, on March 9, 2015. The Property is leased by Owens Corning Sales, LLC (“Tenant”) a subsidiary of Owens Corning, Inc. (the “Company”) and serves as one of its key manufacturing operations supporting production of multiple products for its customers worldwide. The Tenant leases 100 percent of the Property and has been in occupancy since 2000. Over this period, the Company has invested significantly in maintaining the facility as a world-class operation. The Company (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. The Company has a Standard and Poor’s investment grade credit rating of ‘BBB-’. The lease has 9.8 years remaining with no contraction or cancellation options.
Commenting on the acquisition, Robert Corry, Griffin Capital’s Managing Director of Acquisitions said, “We are very excited about the mission critical components of this extremely well-maintained Property, which we believe will continue to serve as an integral piece to the Company’s core business of producing and selling glass fiber products. Owens Corning not only has strong brand recognition, but also has demonstrated durability, as it has been a Fortune 500 Company for more than 60 consecutive years.”

Michael Escalante, Griffin Capital's Chief Investment Officer added, "This marks the REIT’s first acquisition, and we are pleased that the inaugural transaction embodies the key elements of our strategy: building a portfolio of Class “A” office and industrial business essential properties, leased to a creditworthy tenant on a long-term basis.”
The Seller was represented by CBRE’s Charlotte office.
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 33 million square feet of space since 1995. Griffin Capital and its affiliates through the end of 2014 owned, managed, sponsored and/or co-sponsored a portfolio consisting of approximately 28 million square feet of space, located in 33 states and 1.0 million square feet located in the United Kingdom, representing approximately $6.7 billion in asset value.1  Additional information about Griffin Capital is available at www.griffincapital.com.

[1] Includes Griffin-American Healthcare REIT II, Inc. (GAHR II) which merged with NorthStar Realty Finance Corporation in December 2014.  Griffin Capital’s co-sponsor in GAHR II continues to manage that portfolio.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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